Exhibit 10.18

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into this 27 day of July, 2015 by and between Plamen Jordanoff (the “Executive”) and HBP Pipe and Precast LLC (f/k/a Hanson Pipe and Precast LLC) (the “Company”). The Company and the Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

WHEREAS, the Executive has been employed by the Company as its Chief Executive Officer pursuant to that certain Employment Agreement by and between the Executive and the Company dated as of March 20, 2015 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company wish to resolve all matters related to the Executive’s employment with the Company, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1. Resolution of Disputes. The Parties have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any and all potential disputes (the “Disputes”) concerning the Executive’s service with the Company and the cessation thereof. The Parties desire to resolve the above referenced Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement. Unless otherwise defined in this Agreement, all capitalized terms that are used but not defined herein, shall have the respective meanings given to them in the Employment Agreement.

2. Separation. The Executive and the Company agree that the Executive’s employment with the Company shall cease and the Executive shall be deemed to be terminated by the Company from his position as Chief Executive Officer without Cause pursuant to Section 5(c) of the Employment Agreement, as well as all other positions that the Executive may hold as an employee, officer and/or director of the Company and its Affiliates, all effective as of 11:59 pm CDT on September 1, 2015 (the “Separation Date”).

3. Payments; Benefits.

3.1 Accrued Rights. The Executive shall be entitled to payment of his regular Base Salary earned through the Separation Date and all reimbursements and payments due to the Executive under the Company’s benefit plans, programs or arrangements, with such amounts payable in accordance with the terms of such plans, programs or arrangements, including, but not limited to, the items and the amounts set forth as “Accrued Benefits” on the chart attached hereto as Exhibit A.

3.2 Separation Pay. In accordance with Section 5(c) of the Employment Agreement and conditioned upon the Executive’s execution, delivery and nonrevocation of, and compliance with, the Waiver and General Release of Claims attached hereto as Exhibit B within twenty-one (21) days following the date hereof, the Company shall provide the Executive with the payments and benefits in the amounts and at the times and subject to the additional conditions indicated on the chart attached hereto as Exhibit A; provided, that the Company shall not be obligated to make any such payments after the date the Executive first materially violates any of the restrictive covenants set forth in Section 6 of the Employment Agreement. The Executive agrees to immediately notify the Company in the event he becomes eligible for any employer group health plan coverage on or following the Separation Date, whether or not he elects such coverage.

3.3 LTIP. The Parties acknowledge and agree that (i) the Executive is not vested in any of the 400,000 “Pool Units” that were previously granted to him pursuant to that certain LSF9 Concrete Holdings Ltd. Long Term Incentive Plan (the “Plan” and such 400,000 Pool Units being the “Pool Units”), (ii) notwithstanding the foregoing, the Pool Units shall remain outstanding until the date that is twelve (12) months following the Separation Date and the Executive shall remain entitled to all payments due to him under the Plan in connection with any Liquidity Event (as defined in the Plan) that occurs within such twelve (12) month period, and (iii) the Pool Units shall be immediately forfeited on the date that is twelve (12) months after the Separation Date (or such earlier date as provided for in the award agreement evidencing the grant of the Pool Units) and as of such date the Executive shall have no further rights with respect to the Pool Units or otherwise under the Plan.

3.4 No Other Benefits. Except as provided in this Agreement, the Employment Agreement or the Plan, the Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or the termination thereof. Further, the Executive agrees that, in connection with any appointments on management and advisory boards for the Company and any affiliates of the Company, and for any tasks performed in connection therewith, the Executive shall not be entitled to any further remuneration and/or any other benefits.

3.5 Withholding Deductions. All payments made by the Company to the Executive hereunder or under the Employment Agreement shall be subject to and made in accordance with all applicable withholding deductions.

4. Return of Property. The Executive represents and warrants that he has and will continue to comply with the provisions of Section 5(f) of his Employment Agreement.

5. Surviving Covenants. The Parties acknowledge and agree that termination of the Executive’s employment in accordance with Section 5(c) of the Employment Agreement will not affect the provisions of the Employment Agreement that survive such termination, including, but not limited to, the provisions of Sections 5(f), 5(g), 5(h), 6, 7, 8, 9, 10, 11, and 12 of the Employment Agreement.

6. Entire Agreement; Amendment; Assignment. This Agreement (including the Exhibits hereto), the Employment Agreement and the various benefit plans referenced herein and in the Employment Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. This Agreement may be modified or amended only with the written consent of both Parties.

7. Waiver. Neither the failure nor any delay on the part of either Party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

8. Notice. All notices required by this Agreement must be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.

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9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the Parties, and those signatures need not be affixed to the same copy.

10. Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first indicated above.

HBP PIPE AND PRECAST LLC		EXECUTIVE

By:	/s/ Lori M. Browne	/s/ Plamen Jordanoff
Plamen Jordanoff
Name:	Lori M. Browne

Title:	Vice President, General Counsel

Exhibit A

SUBJECT	CASH AMOUNT OR BENEFIT ALLOWANCE	TIME AND FORM OF PAYMENT

Base Salary Continuation	$650,000	Payable in accordance with the Company’s regular payroll practices following the Separation Date for a period of 12 months.

Pro-rated Annual Cash Performance Bonus for 2015	$1,083,333	Payable at the time 2015 annual bonuses are paid to other Company executives, but no later than March 15, 2016.

Relocation Expenses	Maximum of $75,000	Payable for relocation expenses actually incurred by the Executive in connection with his relocation outside of the Texas within eighteen (18) months following the Separation Date (which expenses, for the avoidance of doubt, may include transaction costs incurred in connection with the sale of the Executive’s home in the United States).

COBRA and Healthcare Coverage	Maximum of 12 months	Subject to the Executive’s valid election to receive continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, the Company will continue to provide the Executive and his eligible dependents with coverage under the Company’s group health plan at active employee rates until the earlier of (A) 12 months following the Separation Date, or (B) the date on which Executive becomes eligible for coverage under a subsequent employer’s group health plan.

ACCRUED BENEFITS

Base Salary through Effective Date of Termination

Unused vacation days through Effective Date of Termination per Company Policy	$20,000

Annual vacation award: 30 days = 240 hours

Time worked: January 1st through August 31st = 8 months = 8/12 of year.

Time taken to date: 12 days = 96 hours

Calculation of vacation owed @ 9/1/2015, assuming no further vacation is taken between now and 8/31

(240 hours x 8/12) – 96 = 64 hours = 8 days of vacation remaining

Hourly rate: $650,000/2080 hours/year = $312.50/hour. Total Vacation payout: 64 hours x $312.50/hour = $20,000 Payable within 30 days of the Separation Date

Reimbursement for Unreimbursed Expenses	TBD

Earned but unpaid Annual Bonus for 2014	$0

TBD = “To be determined” as additional information becomes available

Exhibit B

WAIVER AND GENERAL RELEASE OF CLAIMS

This WAIVER AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into as of this 1st day of September, 2015, by and between Plamen Jordanoff (“Executive”) and HBP Pipe and Precast LLC (f/k/a Hanson Pipe and Precast LLC) (the “Company”).

1. General Release.

a.	In consideration of the payments (less all applicable federal, state and local withholdings) set forth in Section 5(c) of that certain Employment Agreement, dated March 20, 2015, by and between the Company and Executive (the “Employment Agreement”), Executive, on behalf of himself and his agents, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company. Lone Star Fund IX (U.S.), L.P., and each of their respective parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, partners, shareholders, agents, representatives and employees, and each of their respective affiliates, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of the Executive’s employment with the Company or any other Releasee, the termination thereof, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the time he signs this Agreement (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Executive’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company or any Releasee.

b.	Executive intends that this general release extend to any and all Claims of any kind or character related to the Company, and Executive, on behalf of himself, his agents, heirs, executors, successors and assigns, therefore expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims.

c.

Except as provided in Section 5(c) of the Employment Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising under the Employment Agreement, and no further sums are owed to him by the Company or by any of the other Releasees at any time under the Employment Agreement. Executive represents and warrants that Executive has not filed, and Executive will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement. Nothing in this Agreement, however, shall be construed as prohibiting Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or participating in an investigation or proceeding conducted by the EEOC, although Executive hereby agrees that he is waiving any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any such investigation or proceeding conducted by the EEOC. Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

d.	Nothing in this Section 1 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement or the Employment Agreement (other than the claims released hereunder), (ii) Executive’s rights, if any, to any vested benefits as of Executive’s last day of employment with the Company under the terms of an employee compensation or benefit plan, program or agreement in which Executive is a participant, (iii) Executive’s rights to indemnification under any indemnification agreement he has with the Company or any other Releasee, under the Employment Agreement and/or under the Company’s or any Releasee’s charter or bylaws, or to whatever coverage Executive may have under the Company’s or any Releasee’s directors’ and officers’ insurance policy for acts and omissions when Executive was an officer or director of the Company or of any Releasee, or (iv) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

2.	Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments set forth in Section 5(c) of the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1 and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.	Effective Date: Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above, although he may sign and return it sooner if he so desires. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, be must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement. Executive further acknowledges and agrees that, in the event that he revokes this Agreement, it shall have no force or effect, and he shall have no right to receive any severance payments pursuant to Section 5(c) of the Employment Agreement.

4.	Warranty Against Prior Transfer of Released Claims. Executive hereby represents and warrants to the Releasees that Executive is the sole owner of any Claims that Executive may now have or in the past had against any of the Releasees and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.

5.	Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

6.	Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

7.	Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

8.	Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated:	9/1/15	/s/ Plamen Jordanoff
Plamen Jordanoff

HBP PIPE AND PRECAST LLC

Dated:	9/1/2015	By	/s/ Lori M. Browne
		Name:	Lori M. Browne
		Title:	VP, General Counsel

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